Exhibit 10.1

This PERFORMANCE STOCK UNIT AGREEMENT is entered into as of ____________, 20__ (the “Grant Date”), between BED BATH & BEYOND INC. (the “Company”) and ____________________ (“you”).

1.   Performance Stock Unit Grant.  Subject to the restrictions, terms and conditions of the 2012 Plan and this Agreement, the Company hereby awards you the number of Performance Stock Units (the “Performance Stock Units”) specified in paragraph 7 below.  The Performance Stock Units are subject to certain restrictions as set forth in the 2012 Plan and this Agreement.

2.   The Plan.  The Performance Stock Units are entirely subject to the terms of the Company’s 2012 Incentive Compensation Plan, as amended from time to time (the “2012 Plan”).  A description of key terms of the 2012 Plan is set forth in the Prospectus for the 2012 Plan.  Capitalized terms used but not defined in this Agreement have the meanings set forth in the 2012 Plan.

3.   Restrictions on Transfer.  You will not sell, transfer, pledge, hypothecate, assign or otherwise dispose of (any such action, a “Transfer”) the Performance Stock Units, except as set forth in the 2012 Plan or this Agreement.  Any attempted Transfer in violation of the 2012 Plan or this Agreement will be void and of no effect. Notwithstanding anything herein or in the 2012 Plan to the contrary, Sections 4.2(d) and 4.3 of the Company’s 2018 Incentive Compensation Plan, as amended from time to time (the “2018 Plan”), shall apply to the Performance Stock Units in lieu of Section 4.2(d) of the 2012 Plan.

4.   Payment.  With respect to each Performance Stock Unit that vests in accordance with the schedule set forth in paragraph 8 below, you will be entitled to receive a number of shares of Common Stock, determined in accordance with the exhibit attached hereto.  Subject to paragraph 5 below, and further subject to satisfaction of the Performance Goal (as defined below), you will be paid such share(s) of Common Stock with respect to each vested Performance Stock Unit within thirty (30) days following the later of: (i) the vesting date set forth in paragraph 8 below (the “Time-Based Vesting Date”); and (ii) the date of certification of the Achievement Percentile attained with respect to the Performance Goal by the Committee (the “Performance-Based Vesting Date”), to the extent administratively practicable. The later of the Time-Based Vesting Date and the Performance-Based Vesting Date shall be referred to as the “Vesting Date.”

5.   Forfeiture; Certain Terminations.  Except as provided in this paragraph: (i) upon your Termination, all unvested Performance Stock Units shall immediately be forfeited without compensation; and (ii) upon the failure to attain the Performance Goal, any unvested Performance Stock Units subject to any such unachieved Performance Goal shall immediately be forfeited without compensation.   Notwithstanding anything herein to the contrary:

(a)        upon a Termination by reason of your Disability (to the extent that an agreement between you and the Company in effect as of the Grant Date (an “Existing Agreement”) defines “disability” (or a term of like import), as defined in such Existing Agreement, or if there is no Existing Agreement or if such agreement does not define “disability” (or a term of like import), as defined in the 2012 Plan), the Performance Stock Units shall vest in full based on actual performance, upon and subject to the certification by the Committee of attainment of the Performance Goal regardless of whether or not you are employed on the date of certification;

(b)        upon a Termination by reason of your death, the Performance Stock Units shall immediately vest in full, at target, upon such Termination;

(c)        in the event of your Termination by the Company without Cause or, if provided in an Existing Agreement, by you for Good Reason or due to a Constructive Termination without Cause, as each such term (or concept of like import) is defined in the Existing Agreement, unless the Existing Agreement provides for a more favorable vesting treatment (in which case, the terms and conditions of such Existing Agreement shall control), subject to your timely execution, delivery, and non-revocation of a release of claims in the form presented to you by the Company, a pro-rated portion of the Performance Stock Units (which pro-rated portion shall be equal to (x) the number of Performance Stock Units that would have vested based on actual performance during the full Performance Period, multiplied by (y) a fraction, the numerator of which is the number of months of service that you have completed with the Company or its Affiliates between the Grant Date through the date of your Termination and the denominator of which is 36), shall vest upon, and subject to, the certification by the Committee of attainment of the Performance Goal regardless of whether or not you are employed on the date of certification. In addition, a Termination due to Retirement shall be treated as a Termination without Cause for purposes of this Agreement; provided that “Retirement” means a termination of employment for which (i) prior to such Termination, the sum of your years of age plus years of service to the Company or its Affiliates equals 65 or more years, provided that your years of service to the Company or its Affiliates equals at least 5, (ii) you have provided at least six months’ advance written notice of your intent to retire (and during the period from the date of such advance written notice to the date of your Termination, your employment has not been terminated for Cause and you have not breached any restrictive covenants under any agreements with the Company) and (iii) the Committee has approved that such Termination will be treated as a Retirement;

(d)        in the event of your Termination by the Company without Cause or, if provided in an Existing Agreement, by you for Good Reason or due to a Constructive Termination without Cause, as each such term (or concept of like import) is defined in the Existing Agreement, in each case, within ninety (90) days prior to, or two (2) years following, a Change in Control (as defined in the 2018 Plan), subject to your timely execution, delivery, and non-revocation of a release of claims in the form presented to you by the Company, the Performance Stock Units shall immediately vest in full based on actual performance (if determinable at the time of Termination, in the Committee’s sole discretion) or, if actual performance is not determinable, shall immediately vest, at target, and, to the extent required by Section 409A of the Code, will pay out on the originally applicable Vesting Date.

6.    Rights with Regard to Performance Stock Units.  On and after the Grant Date, you will have the right to receive dividend equivalents with respect to the shares of Common Stock underlying the Performance Stock Units ultimately achieved under the Performance Goal described in paragraph 7, subject to the terms and conditions of this paragraph.  Notwithstanding anything herein to the contrary, in no event shall a dividend equivalent be issued or paid with respect to any Performance Stock Unit that has been forfeited pursuant to paragraph 5.  If the Company pays a dividend (whether in cash or stock) on its Common Stock shares, or its Common Stock shares are split, or the Company pays to holders of its Common Stock other shares, securities, monies, warrants, rights, options or property representing a dividend or distribution in respect of the Common Stock, then the Company will credit a deemed dividend or distribution to a book entry account on your behalf with respect to each share of Common Stock underlying the Performance Stock Units held by you, provided that your right to actually receive such cash or property shall be subject to the same restrictions as the Performance Stock Units to which the cash or property relates, and the cash or property shall be paid to you at the same time you receive the payment of the shares of Common Stock underlying the Performance Stock Units.  Unless otherwise determined by the Committee, dividend equivalents shall not be deemed to be reinvested in Common Stock and shall be treated as uninvested at all times, without crediting any interest or earnings. Except as provided in this paragraph, you will have no rights as a holder of Common Stock with respect to the Performance Stock Units unless and until the Performance Stock Units become vested hereunder and you become the holder of record of the Common Stock underlying the Performance Stock Units.

7.    Grant Size; Performance Goal.  Performance Stock Units covered by this award:  _____________.  The Performance Stock Units will be subject to the performance goals, determined in accordance with the principles and methodology, in each case as set forth in the exhibit attached hereto.

8.    Vesting Schedule. Except as set forth in Section 5 hereof, your vesting in any portion of the Performance Stock Units is contingent on attainment of the Performance Goal and on the subsequent certification of that attainment by the Committee. In the event the Performance Goal is not attained during the relevant Performance Period, as applicable, all of the Performance Stock Units subject to such Performance Goal for such Performance Period shall be forfeited without compensation.  Subject to the attainment of the Performance Goal and the subsequent certification described above, unless you experience a Termination before the Vesting Date as provided in paragraph 5, the Performance Stock Units will become vested in accordance with the following vesting schedules:

Time-Based Vesting Date	Percent Vested Subject to Three-Year Goal
3rd anniversary of Grant Date	100%

For purposes of the payment of applicable withholding taxes required by applicable law, the number of shares of Common Stock underlying the Performance Stock Units to which you become entitled on payment shall be automatically reduced by the Company to cover the applicable minimum statutorily required withholding obligation, except that you may elect to pay some or all of the amount of such obligation in cash in a manner acceptable to the Company.  In the event that the number of shares of Common Stock underlying the Performance Stock Units to which you become entitled upon vesting is automatically reduced, it is the intent of this Agreement that any deemed “sale” of the shares of Common Stock underlying the Performance Stock Units withheld will be exempt from liability under Section 16(b) of the Securities Exchange Act of 1934, as amended, or any successor thereto (“Exchange Act”) pursuant to Rule 16b-3 under Section 16(b) of the Exchange Act, or any successor provision.  All unscheduled and scheduled blackout periods (each, a “BP”) are determined by the Company.  If any shares of Common Stock underlying vested Performance Stock Units are scheduled to be paid during a BP to which you are subject, (i) you will be paid the applicable number of shares of Common Stock on the scheduled payment date (net of any shares withheld by the Company to pay minimum required taxes), but (ii) you will be unable to sell such shares of Common Stock until the earliest date on which all BPs to which you are subject have expired.

Subject to paragraph 5 above, all vesting will occur only on the Vesting Date, with no proportionate or partial vesting in the period prior to such date.  Except as otherwise provided in the preceding paragraph, when any Performance Stock Unit becomes vested, the Company (unless it determines a delay is required under applicable law or rules) will, on the payment date described in paragraph 4 above (or promptly thereafter) issue and deliver to you a stock certificate registered in your name or will promptly recognize ownership of your shares through uncertificated book entry or another similar method, subject to applicable federal, state and local tax withholding in the manner described herein or otherwise acceptable to the Committee.  Subject to the provisions of this Agreement, you will be permitted to transfer shares of Common Stock following your receipt thereof, but only to the extent permitted by applicable law or rule.

9.    Code Section 409A. Although the Company does not guarantee the particular tax treatment of the Performance Stock Units under this Agreement, the grant of Performance Stock Units under this Agreement are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and the 2012 Plan and this Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on you by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. To the extent any payment made under this Agreement constitutes “non-qualified deferred compensation” pursuant to Section 409A of the Code, the provisions of Section 13.13(b) of the 2012 Plan (including, without limitation, the six-month delay relating to “specified employees”) shall apply.

10.    Notice.  Any notice or communication to the Company concerning the Performance Stock Units must be in writing and delivered in person, or by U.S. mail, to the following address (or another address specified by the Company): Bed Bath & Beyond Inc., Finance Department – Stock Administration, 650 Liberty Avenue, Union, New Jersey 07083; if to the Participant, at the Participant’s home address on file with the Company. Either party hereto may change its or his or her address for the purpose of this paragraph by written notice similarly given. As a condition of receiving this Award, you hereby consent to receive all communications relating to this Award, and all future and prior Awards, electronically.

BED BATH & BEYOND INC.

By:
	An Authorized Officer	Recipient (You)